EXHIBIT 99.1

NEWS RELEASE OF NORTHWEST BANCSHARES, INC.

FOR IMMEDIATE RELEASE

Contact:	William J. Wagner, President and Chief Executive Officer (814) 726-2140
William W. Harvey, Jr., Executive Vice President and Chief Financial Officer (814) 726-2140

Northwest Bancshares, Inc. Expands Existing Repurchase Program to Include an Additional 5,000,000 Shares of the Company’s Common Stock

Warren, Pennsylvania December 13, 2012

Northwest Bancshares, Inc. (NasdaqGS: NWBI) announced that its Board of Directors has authorized expanding its existing stock repurchase program to repurchase 5,000,000 additional shares, or approximately 5.2%, of the Company’s outstanding common stock.  The existing stock repurchase program was initiated on September 26, 2011 and authorized the repurchase of 4,750,000 shares of common stock, of which approximately 2,600,000 shares remain to be repurchased.  The Company has repurchased approximately 16,500,000 shares, or approximately 15%, of its common stock, since completing its second step conversion on December 18, 2009.

The stock repurchase program may be carried out through open market purchases, block trades, negotiated private transactions and pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities and Exchange Commission.  The stock may be repurchased on an ongoing basis and will be subject to the availability of stock, general market conditions, the trading price of the stock, alternative uses for capital, and the Company’s financial performance.  Any repurchased shares will be held as authorized but unissued shares and will be available for general corporate purposes.

Headquartered in Warren, Pennsylvania, Northwest Bancshares, Inc. is the holding company of Northwest Savings Bank.  Founded in 1896, Northwest Savings Bank is a full-service financial institution offering a complete line of business and personal banking products as well as benefits and wealth management services. Northwest operates 166 community banking offices in Pennsylvania, New York, Ohio and Maryland and 52 consumer finance offices in Pennsylvania through its subsidiary, Northwest Consumer Discount Company.  Northwest Bancshares, Inc.’s common stock is listed on the NASDAQ Global Select Market. Additional information regarding Northwest Bancshares, Inc. can be accessed on-line at www.northwestsavingsbank.com.

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Forward-Looking Statements - This release may contain forward-looking statements with respect to the financial condition and results of operations of Northwest Bancshares, Inc. including, without limitations, statements relating to the earnings outlook of the Company. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, include among others, the following possibilities: (1) changes in the interest rate environment; (2) competitive pressure among financial services companies; (3) general economic conditions including an increase in non-performing loans that could result from an economic downturn; (4) changes in legislation or regulatory requirements; (5) difficulties in continuing to improve operating efficiencies; (6) difficulties in the integration of acquired businesses; and (7) increased risk associated with an increase in commercial real-estate and business loans and non-performing loans.  Management has no obligation to revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this release.